SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM S-8

                   REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933

                     MASON OIL COMPANY, INC.
       ---------------------------------------------------
      (Exact Name of Registrant as Specified in its Charter)

                UTAH                               87-109974
        ----------------------                  ---------------------
(State or Other Jurisdiction                   (IRS Employer ID No.)
Of Incorporation or Organization)

          6337 Ravenwood Drive, Sarasota, Florida 34243
         -----------------------------------------------
             (Address of Principal Executive Offices)

                          (941) 351-3102
                     -----------------------
         (Issuer's Telephone Number, including Area Code)

                     Consulting Fee Agreement
                   ----------------------------
                     (Full Title of the Plan)

                    Paul B. Ingram, President
                       6337 Ravenwood Drive
                     Sarasota, Florida 34243
               -----------------------------------
             (Name and Address of Agent for Service)

                          (941) 351-3102
                  -----------------------------
  (Telephone Number, Including Area Code, of Agent for Service)

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [ ]

                 CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------
Title of each class  Amount to be    Proposed maximum     Proposed Maximum    Amount of
securities to be     Registered      Offering price per   aggregate offering  registration fee(1)
registered                           Unit/share (1)       Price
-------------------  -------------   -------------------  ------------------  -------------------
$0.001 par value      1,050,000          $1.63            $1,711,500             $519
-------------------  -------------   -------------------  ------------------  -------------------

(1) Calculated according to Rule 230.457(h) of the Securities and Exchange Commission solely for the purpose of determining the applicable registration fee.  Based upon the average of the bid and asked price per share of the Registrant's common stock as of April 2, 1997.
/TABLE

                             PART II


        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

     The following documents are incorporated by reference into this Registration Statement and made a part hereof:

     (a) The Registrant's Form 10-SB-A1 Registration Statement, filed with the Securities and Exchange Commission (the "SEC") on May 14, 1996 (the "10-SB-A1");

     (b) All other reports filed with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the 10-SB-A1 was filed; and

     (c) The class of securities to be offered hereunder is registered under Section 12(g) of the Exchange Act. The 10-SB-A1 contains the following description of such class of securities:

     "The Company has only one class of securities authorized, issued or outstanding, that being capital stock of the Company consisting of 200,000,000 shares of one mill ($0.001) par value common stock. The holders of the Company's common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders. The shares of common stock do not carry cumulative voting rights in the election of directors.

     "Stockholders of the Company have no pre-emptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of the common stock now outstanding are fully paid and non-assessable."

     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

None; not applicable.

Item 5.     Interests of Named Experts and Counsel.

None; not applicable.

Item 6.     Indemnification of Directors and Officers.

     Part 9 of the Utah Revised Business Corporation Act (the "RBCA") contains provisions entitling directors and officers of the Registrant to indemnification under certain conditions from judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Registrant. Indemnification under the RBCA is generally permissible if the conduct of the director or officer was in good faith and the director or officer reasonably believed that his or her conduct was in, or not opposed to, the Registrant's best interest, and, in a criminal case, the director or officer had no reasonable cause to believe his conduct was unlawful. Such indemnification would not be permitted under the RBCA in connection with a proceeding by or in behalf of the Registrant in which the director or officer was adjudged liable to the Registrant, or in connection with any other proceeding in which the director or officer was adjudged liable on the basis that he or she derived an improper personal benefit.

      Mandatory indemnification is required under the RBCA for a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding, or any claim, issue or matter in a proceeding, to which he or she was a party because he or she is or was a director or officer of the Registrant. A court may order indemnification if mandatory under RBCA or if the court determines that the director or officer is fairly and reasonably entitled to indemnification under the circumstances, regardless of whether the director or officer met the applicable standard of conduct or was adjudged liable to the Registrant or adjudged liable on the basis of receipt of an improper personal benefit.

      Payment of expenses for officers and directors is permitted in advance of a final disposition of a proceeding on certain conditions, including the furnishing of written affirmation by the director or officer of his good faith belief that he or she has met the applicable standard of conduct, the conclusion of a written agreement to repay the advance if the director or officer is ultimately determined not to have met the applicable standard of conduct, and a determination is made that the facts then known to the persons making the determination would not preclude indemnification under the RBCA. This determination is to be made either by the Board of Directors, a committee of the Board of Directors, special counsel, or the shareholders, under conditions and procedures generally designed to assure the independence of the body making the determination.

      The Articles of Incorporation of the Registrant provide that the Registrant shall indemnify and hold harmless to the fullest extent permitted by applicable law any person, and such person's heirs and administrators, who shall serve at any time as a director or officer of the Registrant, from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of being or having been a director or officer of the Registrant, or by reason of any action alleged to be taken or omitted by such person as a director or officer of Registrant. The Articles of Incorporation also provide that Registrant shall reimburse each such person for all legal and other expenses reasonably incurred in connection with such claim or liability, and that the Registrant has the authority to defend such person from such claims or liabilities. Indemnification under the Registrant's Articles of Incorporation is restricted to such claims or liabilities as do not arise from such person's own negligence or willful misconduct.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing arrangements, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.     Exemption from Registration Claimed.

None; not applicable.

Item 8.     Exhibits.

Exhibit Number
(per Regulation S-K,
Exhibit Table)          Exhibit Description
---------------------   ---------------------
      5                 Opinion Regarding Legality by Holme Roberts & Owen
                        LLP, Counsel to Registrant.

     23 Consent of Holme Roberts & Owen LLP, Counsel to Registrant (contained in the Opinion Regarding Legality, attached hereto as Exhibit 5).

     23.1 Consent of Mantyla, McReynolds & Associates, Independent Public Accountants.

     23.2 Consent of Ehrhardt Keefe Steiner & Hottman PC, Independent Public Accountants.

     99                 Consulting Fee Agreement, dated February 28, 1997.

Item 9.     Undertakings.

(a)     Rule 415 Offering.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any fact or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)      Acceleration of Effective Date and Filing Registration Statement on
Form S-8.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions discussed in Item 6, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Sarasota, State of Florida, as of March 27, 1997.

                                       MASON OIL COMPANY, INC.



                                       By:  /s/ Paul B. Ingram
                                          ----------------------
                                             Paul B. Ingram, President

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated and on the dates indicated.



/s/ Paul B. Ingram                             Date: 27 March 1997
----------------------                               ------------------
Paul B. Ingram
Director, President, Secretary and Treasurer



                                               Date:
----------------------                              --------------------
John L. Naylor
Director and Vice-President



/s/ John K. Price                              Date: March 27, 1997
------------------------                            --------------------
John K. Price
Director

                          EXHIBIT INDEX


Exhibit Number
(per Regulation S-K,
Exhibit Table)                Exhibit Description
-------------------           ------------------------

       5 Opinion Regarding Legality by Holme Roberts & Owen LLP, Counsel to Registrant.

      23 Consent of Holme Roberts & Owen LLP, Counsel to Registrant (contained in the Opinion Regarding Legality, attached hereto as Exhibit 5).

      23.1 Consent of Mantyla, McReynolds & Associates, Independent Public Accountants.

      23.2 Consent of Ehrhardt Keefe Steiner & Hottman PC, Independent Public Accountants.

      99                      Consulting Fee Agreement, dated February 28,
                              1997.